Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HOSPIRA, INC.

(“Parent”),

PATRIOT MERGER SUBSIDIARY CORPORATION
(“Sub”)

and

PHYSIOMETRIX, INC.

(“Company”)

Dated as of May 31, 2005

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 31, 2005 (this “Agreement”), is by and among Hospira, Inc., a Delaware corporation (“Parent”), Patriot Merger Subsidiary Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and Physiometrix, Inc., a Delaware corporation (the “Company”, and together with Sub, the “Constituent Corporations”).  Certain capitalized terms used herein are defined in Article 1.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Sub and the Company have determined that the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein is advisable and fair to and in the best interests of their respective stockholders;

WHEREAS, the respective Boards of Directors of Sub and the Company have each approved and adopted, at meetings of each such Board of Directors, this Agreement and have authorized the execution hereof and the Board of Directors of Parent has authorized the execution hereof;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and each of the stockholders of the Company identified in Schedule 1A hereto are entering into voting agreements pursuant to which each such stockholder of the Company agrees to take specified actions in furtherance of the transactions contemplated hereby; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE 1

DEFINED TERMS

1              “1991 Plan” means the Company 1991 Stock Plan.

2              “1996 Plan” means the Company 1996 Director Option Plan.

3              “2000 Plan” means the Company 2000 Supplemental Stock Plan.

4              “2001 Plan” means the Company 2001 Stock Plan.

5              “Adverse Board Recommendation” has the meaning set forth in Section 8.1(g).

6              “Affiliate”  has the meaning set forth in Rule 405 under the Securities Act.

7              “Agreement” has the meaning set forth in the Preamble.

8              “Alternative Acquisition” means (i) any merger or business combination transaction with or involving the Company, (ii) any direct or indirect acquisition of all or a substantial part of the business or properties of the Company or (iii) any direct or indirect acquisition of any capital stock of the Company, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or a division, operating or principal business unit of the Company.

9              “Alternate Acquisition Agreement” has the meaning set forth in Section 6.4(b).

10            “Alternate Acquisition Proposal” has the meaning set forth in Section 5.2(a).

11            “Applicable Law” means any statute, law (including common law), ordinance, rule or regulation applicable to the Company or its business, properties or assets.

12            “Approvals” has the meaning as set forth in Section 4.18(a)(i).

13            “Baxter” means Baxter Healthcare Corporation.

14            “Baxter Distribution Agreement” means the Strategic Alliance and Exclusive Distribution Agreement, dated May 31, 2000, between Baxter and the Company, as amended to date.

15            “Benefit Plans” has the meaning set forth in Section 4.10(a).

16            “Blue Sky Laws” has the meaning set forth in Section 3.3.

17            “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

18            “Certificate of Merger” has the meaning set forth in Section 2.2.

19            “Certificates” has the meaning set forth in Section 2.6(b).

20            “Closing” has the meaning set forth in Section 2.13.

21            “Code” means the Internal Revenue Code of 1986, as amended.

22            “Company” has the meaning set forth in the Preamble. To the extent the Company has or forms any Subsidiaries prior to or at the Effective Time, references to the “Company” in this Agreement shall be construed to include any and all Subsidiaries of the Company.

23            “Company Annual Report” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.

24            “Company Bylaws” means the Bylaws of the Company, as amended.

25            “Company Charter” shall mean the Certificate of Incorporation of the Company.

26            “Company Common Stock” has the meaning set forth in Section 2.5(b).

27            “Company Disclosure Schedule” means the schedule of disclosures delivered by the Company to Parent and Sub concurrent with the execution of this Agreement.

28            “Company Material Adverse Effect” means (a) any event, change, condition, effect, occurrence or state of facts that individually or when taken together with all other such events, changes, conditions, effects, occurrences or state of facts is, or is reasonably expected to be, materially adverse to the business, assets (including intangible assets), liabilities, prospects, financial condition, operations or results of operations of the Company or (b) any event, change, condition, effect, occurrence or state of facts that could reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated hereby; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change, event, condition, effect, occurrence or state of facts resulting from public announcement or pendency of this Agreement or the transactions contemplated thereby, including consummation of the Merger, (including any loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor or supplier relationships that results therefrom); (ii) any change, event, condition, effect, occurrence or state of facts resulting from acts of war or terrorism or any escalation thereof in and of itself, except to the extent that such events disproportionately and materially affect the Company; (iii) any change in accounting requirements or principles.

29            “Company Preferred Stock” has the meaning set forth in Section 4.2(a).

30            “Company SEC Documents” has the meaning set forth in Section 4.5(a).

31            “Company Stock Option Plans” has the meaning set forth in Section 4.2(a).

32            “Company Stock Options” has the meaning set forth in Section 4.2(a).

33            “Company Stock Purchase Warrants” has the meaning set forth in Section 4.2(a).

34            “Company Stock Warrants” has the meaning set forth in Section 4.2(a).

35            “Company Stockholder Meeting” has the meaning set forth in Section 6.1.

36            “Confidentiality Agreement”  means the Confidentiality Agreement, dated June 30, 2004, between Parent and the Company.

37            “Constituent Corporations” has the meaning set forth in the Preamble.

38            “Continuing Employees” has the meaning set forth in Section 6.12(a).

39            “Contract” means any contract, agreement, lease, license, indenture, note, letter of credit, bond, mortgage agreement, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).

40            “D&O Insurance Tail” has the meaning set forth in Section 6.7(b).

41            “DGCL” means the Delaware General Corporation Law.

42            “Dissenting Shares” has the meaning set forth in Section 2.12.

43            “Effective Time” has the meaning set forth in Section 2.2.

44            “Employees” has the meaning set forth in Section 4.11(a).

45            “Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, Orders, decrees, rulings and charges thereunder) of any Governmental Entity concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of Hazardous Substances.

46            Environmental Laws has the meaning set forth in Section 4.15(b).

47            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

48            “ERISA Affiliate” means, with respect to any Person, any corporation or other trade or business under common control with such Person within the meaning of Section 414(b) or (c) of the Code.

49            “Estoppel Certificate” has the meaning set forth in Section 6.9.

50            “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

51            “Fairness Opinion” has the meaning set forth in Section 4.25.

52            “FASB” means the Financial Accounting Standards Board.

53            “FDA” means the United States Food and Drug Administration.

54            “FDCA” means the Federal Food, Drug and Cosmetic Act, as amended.

55            “Former Employees” has the meaning set forth in Section 4.11(a).

56            “GAAP” means generally accepted U.S. accounting principles.

57            “Governmental Entity” means any domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal.

58            “Hazardous Substances” has the meaning set forth in Section 4.15(b).

59            “Intellectual Property” means any and all rights in the following:  United States and foreign patents (including continuations, continuations-in-part, provisionals, divisions, reissues, re-examinations and improvements thereof) and patent applications; registered and unregistered trade names, trademarks, trade dress, service names and service marks (whether registered, unregistered or existing at common law), including all goodwill associated therewith, and all registrations and applications therefor; copyrights and copyright registrations (and applications for the same); trade secrets and other rights in know-how or confidential or proprietary information, including processes, formulae, inventions, processes, designs (whether or not patentable or reduced to practice), discoveries, engineering and other data, specifications and other design, manufacturing, engineering and other technical information; and all other intellectual property rights.

60            “Intellectual Property Agreements” has the meaning set forth in Section 4.14(a).

61            “IRCA” means the Immigration Reform Control Act, as amended.

62            “IRS” means the Internal Revenue Service.

63            “Jefferies” has the meaning set forth in Section 4.27.

64            “Knowledge of the Company” means the actual knowledge of the individuals identified on Schedule 1B after reasonable inquiry of subordinates, employees and agents reasonably expected to have pertinent information.

65            “Leased Real Property” has the meaning set forth in Section 4.13(a).

66            “Liens” means any and all security interests, liens, Proceedings, pledges, third party rights or restrictions, options, mortgages, title imperfections, defects, objections, easements, encroachments, adverse claims (as defined in Section 8-302(2) of the Uniform Commercial Code), rights of first refusal, Contracts, proxies, limitations on voting rights, charges and other encumbrances of any nature whatsoever, except for liens for Taxes not yet due and payable.

67            Any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any event, change, condition or effect which is, or is reasonably expected to be, material to the financial condition, business, assets (including intangible assets), liabilities, prospects, operations or results of operations of such entity or group of entities, taken as a whole.

68            “Material Contracts” has the meaning set forth in Section 4.16(a).

69            “Merger” has the meaning set forth in the Recitals.

70            “Merger Consideration” has the meaning set forth in Section 2.5(c).

71            “Non-Employees” has the meaning set forth in Section 4.11(a).

72            “Open Source Software” means any software that meets one or more of the following criteria:  (i) is subject to, distributed, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the software without conveying an exclusive or proprietary interest in such licensed software (although certain other conditions may be imposed by such license) and without charging a fee, or (ii) subject to, distributed, licensed or otherwise made available under any of the following licenses:  GNU General Public License, GNU Library or “Lesser” Public License, the Berkeley software design (BSD) license including Free BSD or BSD-style license, MIT license, Mozilla Public License(s), IBM Public License, Apache Software License, the Apache Server License, the Sun Public License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, the Artistic License (e.g., PERL), and Open Source Foundation License (e.g., CDE and Motif Unix user interfaces), or any substantially similar license, or any license that has been approved by the Open Source Initiative (www.opensource.org).

73            “Order” means, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

74            “Other Intellectual Property” has the meaning set forth in Section 4.14(a).

75            “Owned Intellectual Property” has the meaning set forth in Section 4.14(a).

76            “Parent” has the meaning set forth in the Preamble.

77            “Parent Bylaws” means the Amended and Restated Bylaws of the Parent.

78            “Parent Charter” means the Restated Certificate of Incorporation of Parent.

79            “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or on the ability of Parent or Sub to consummate the Merger.

80            “Paying Agent” has the meaning set forth in Section 2.6(a).

81            “Payment Fund” has the meaning set forth in Section 2.6(a).

82            “Permits” means any licenses, franchises, permits, consents, Approvals, Orders certificates, authorizations, declarations and filings.

83            “Permitted Liens” means (i) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary and usual course of business for amounts not yet overdue or being contested in good faith, (ii) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings during which collection or enforcement is stayed and as to which adequate reserves have been established on the financial statements of the Company and (iii) Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted.

84            “Person” means any person, business, corporation, limited liability company, partnership, association or other business organization or entity.

85            “Personnel” has the meaning set forth in Section 4.14(f).

86            “Proceeding” means any action, claim, arbitration, audit, hearing, proceeding, investigation, inquiry, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

87            “Product” has the meaning set forth in Section 4.18(a)(i).

88            “Protection Program” has the meaning set forth in Section 4.14(f).

89            “Proxy Statement” means the proxy statement relating to the Company Stockholder Meeting.

90            “Real Property Lease” has the meaning set forth in Section 4.13(a).

91            “SEC” means the U.S. Securities and Exchange Commission.

92            “Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

93            “SOXA” means the Sarbanes-Oxley Act of 2002, including all rules and regulations relating thereto.

94            “Sub” has the meaning set forth in the Preamble.

95            “Sub Bylaws” means the Bylaws of Sub.

96            “Sub Charter” means the Certificate of Incorporation of Sub.

97            “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or the Surviving Corporation, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

98            “Superior Company Proposal” means any written bona fide proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, or other transaction for the acquisition of all or substantially all the equity securities or assets of the Company through a tender or exchange offer, merger, consolidation, liquidation or dissolution, recapitalization, sale or joint venture, (i) that is not subject to a financing contingency, and (ii) that is on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its independent financial advisers and the Company’s legal counsel) to be financially superior for the holders of the Company Common Stock, to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger) and taking into account the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law considerations).

99            “Surviving Corporation” has the meaning set forth in Section 2.1.

100          “SVB Agreement” shall mean the Loan and Security Agreement, dated as of April 20, 2005, between Silicon Valley Bank and the Company.

101          “Tax Return” means any report, return, document, declaration, payee statement or other information or filing (including any schedules attached thereto) required to be filed or provided to any Taxing Authority or any person with respect to Taxes.

102          “Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

103          “Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by any Governmental Entity or Taxing Authority, and such term shall include all applicable interest, penalties or additions to tax attributable to such taxes.

104          “United States Real Property Holding Corporation” has the meaning set forth in Section 4.8(f).

105          “WARN Act” shall mean the Workers Adjustment and Retraining Notification Act of 1988, as amended, and any similar law.

ARTICLE 2

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined).  Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 2.2  Effective Time.  The Merger shall become effective when a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after the date the Certificate of Merger is filed.  When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger.  The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 2.3  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

Section 2.4  Charter and Bylaws; Directors and Officers.

(a)           At the Effective Time, the Company Charter, as in effect at the Effective Time, shall be amended in the Merger to be in the form of Exhibit A and as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.  At the Effective Time, the Sub Bylaws as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended in accordance with applicable law.

(b)           The Company, Parent and Sub shall take such action necessary to cause the directors of Sub at the Effective Time to be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c)           The Company, Parent and Sub shall take such action necessary to cause the officers of the Sub at the Effective Time to be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.5  Conversion of Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

(a)           Each issued and outstanding share of common stock, par value $0.001 per share, of Sub shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that is held in the treasury of the Company shall be cancelled and no payment, capital stock or other consideration shall be issued or delivered in exchange therefor.

(c)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.5(b) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $1.59 in cash payable to the holder thereof, without interest thereon (the “Merger Consideration”).  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.5(c).  The Merger Consideration shall be appropriately adjusted for any stock dividend, stock split or like transaction affecting the Company Common Stock prior to the Effective Time.

(d)           (i)            Contingent upon the occurrence of the Merger, the Company shall cause each nonvested Company Stock Option (as defined in Section 4.2(a)) issued and outstanding under the 2001 Plan, the 2000 Plan, the 1996 Plan and the 1991 Plan to become fully vested immediately prior to the Effective Time. Each Company Stock Option vested and unexercised immediately prior to the Effective Time with an exercise price which is less than the Merger Consideration shall be cancelled immediately prior to the Effective Time and each holder of any such Company Stock Option immediately prior to the Effective Time will be entitled to receive a cash payment from the Surviving Corporation equal to the number of shares of Company Common Stock for which such Company Stock Option is then exercisable multiplied by the Merger Consideration, less the aggregate exercise price of such Company Stock Option and less any amounts required to be withheld pursuant to any applicable tax withholding requirements.  Each nonvested Company Stock Option and each vested Company Stock Option with an exercise price which is greater than or equal to the Merger Consideration issued and outstanding under the Company Stock Option Plans (as defined in Section 4.2(a)) at the Effective Time, shall be cancelled as of the Effective Time without payment thereon.  All Company Stock Options when cancelled in accordance with this Section 2.5(d) shall cease to be outstanding, and each holder of such a Company Stock Option and all other Persons shall cease to have any rights with respect thereto, except as provided in this Section 2.5(d).

(ii)           Except as provided herein or as otherwise agreed to by the parties, the Company shall cause the Company Stock Option Plans to terminate as of the Effective Time.

(e)           Contingent upon the occurrence of the Merger, if the holder of a Company Stock Purchase Warrant (as defined in Section 4.2(a)) executes a warrant election form in a form mutually agreed to by Parent and the Company and returns such form to Parent in accordance with its terms electing the treatment set forth in this Section 2.5(e), each unexercised Stock Purchase Warrant with an exercise price which is less than the Merger Consideration held by such holder shall be cancelled immediately prior to the Effective Time and each such holder will be entitled to receive a cash payment from the Surviving Corporation equal to the number of shares of Company Common Stock for which such Company Stock Purchase Warrant is then exercisable multiplied by the Merger Consideration, less the aggregate exercise price of such Company Stock Purchase Warrant.  Each Company Stock Purchase Warrant with an exercise price which is greater than or equal to the Merger Consideration issued and outstanding at the Effective Time, shall be cancelled as of the Effective Time without payment thereon in accordance with its terms.  All Company Stock Purchase Warrants when cancelled in accordance with this Section 2.5(e) shall cease to be outstanding, and each holder of such a Company Stock Purchase Warrant and all other Persons shall cease to have any rights with respect thereto.

Section 2.6  Exchange of Certificates.

(a)           Parent shall appoint a trust company or a commercial bank to act as paying agent hereunder (the “Paying Agent”).  Prior to the Effective Time, Parent shall deposit with the Paying Agent the aggregate Merger Consideration under Section 2.5(c) (the “Payment Fund”).  The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 2.5(c) out of the Payment Fund.

(b)           Parent shall cause the Paying Agent, as soon as practicable after the Effective Time, to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the “Certificates”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration).  Upon surrender for cancellation to the Paying Agent of one or more Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to this Article 2, and any Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Merger Consideration payable to the holder of the Certificates.

(c)           The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) certificates of deposit, bank repurchase agreements or bankers acceptances, of commercial banks with assets exceeding $1,000,000,000, or (iv) a money market fund or time deposit rated AAm or better by Standard & Poor’s or Aa-3 or better by Moody’s Investors Services and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of their Merger Consideration or otherwise impair such holders’ respective rights hereunder.

(d)           If any Merger Consideration is to be paid to a name other than that in which the Certificate surrendered is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any taxes required by reason of payment or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.  Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent.

Section 2.7  Return of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the former stockholders of the Company for six (6) months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.  Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such Merger Consideration that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.8  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.

Section 2.9  Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Paying Agent or the Parent, such Certificates shall be cancelled as provided in this Article 2.

Section 2.10  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any Proceeding that may be made against them with respect to such Certificate, the Paying Agent will pay the Merger Consideration for such lost, stolen or destroyed Certificate.

Section 2.11  Further Assurances.  If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 2.12  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any), who has the right to demand, and who properly demands, an appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL (or any successor provision) (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder’s right to such appraisal, if any.  If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of Company Common Stock of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Article 2.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence.  The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands.  Parent shall be responsible for all payments with respect to the Dissenting Shares, including all expenses associated with any negotiations and proceedings with respect to demands for appraisal under the DGCL.

Section 2.13  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois at 10:00 a.m., local time, no later than the second Business Day following the fulfillment or waiver (if permitted by law) of the conditions set forth in Article 7 or at such other time and place as Parent and the Company shall agree.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as of the date hereof and as of the Closing as follows:

Section 3.1  Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to conduct its businesses as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.2  Authority.  On or prior to the date of this Agreement, (a) the Board of Directors of Sub has declared the Merger and this Agreement advisable and fair to and in the best interest of Sub, and its stockholder, (b) Parent has all requisite corporate approvals and authorizations for the execution of this Agreement in accordance with the DGCL and (c) the Board of Directors of Sub has approved and adopted this Agreement in accordance with the DGCL.  Each of Parent and Sub has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to filing of appropriate Merger documents as required by the DGCL.

This Agreement and the consummation of the transactions contemplated hereby have been authorized by Parent as the sole stockholder of Sub.  This Agreement has been duly executed and delivered by Parent and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws or equitable principles in effect relating to creditors’ rights and remedies and general principles of equity.

Section 3.3  Consents and Approvals; No Violation.  Assuming that all consents, approvals, authorizations and other actions described in clauses (i) through (iv) of this Section 3.3 have been obtained and all filings and obligations described in clauses (i) through (iv) of this Section 3.3 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under, or result in the creation of any Lien upon or default on any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (a) the Parent Charter or the Parent Bylaws or the Sub Charter or Sub Bylaws, (b) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets are bound or (c) any judgment, Order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (b) or (c), any such violation, default, right, loss or Lien that would not, individually or in the aggregate, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.  No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) for applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), and (iv) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.4  Brokers.  No broker, investment banker or other Person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 3.5  Operations of Sub.  Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, and has engaged in no other business activities other than those necessary to consummate the transactions contemplated hereby.

Section 3.6  Funds.  Parent has, or will have prior to the Effective Time, and will make available to Sub, all funds necessary to consummate the Merger and the other transactions contemplated by Article 2, including performance of the covenants and agreements in Article 6, and pay the related fees and expenses of Parent and Sub in connection therewith.

Section 3.7  Information Supplied.  None of the information supplied by Parent or Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion in such document.

Section 3.8  Shareholder Approval.  Approval of the stockholders of Parent is not required for this Agreement or the transactions contemplated hereby.

Section 3.9  No Litigation.  No litigation or proceeding exists that would be reasonably expected to cause a Parent Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule in the sections thereof corresponding with the Sections set forth below, the Company represents and warrants to Parent and Sub as of the date hereof as follows; provided that in preparation of the Company Disclosure Schedule, where the same disclosure is required by more than one section below, the Company shall make principal disclosure where the Company determines in good faith that disclosure is most applicable and cross-references, while they may be made by the Company to increase the clarity of the Company Disclosure Schedule, shall not be required and any disclosure in one section of the Company Disclosure Schedule shall be deemed disclosed in all other sections of the Company Disclosure Schedule where it is reasonably apparent that such disclosure would be relevant and apply in other sections.

Section 4.1  Organization, Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted and possesses all Permits necessary to enable it to own, lease, or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 4.2  Capital Structure.

(a)           As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  At the close of business on May 26, 2005:

(i)            13,709,208 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

(ii)           no shares of Company Common Stock were held in the treasury of the Company;

(iii)          no shares of Company Preferred Stock were issued and outstanding;

(iv)          1,706,506 shares of Company Common Stock were reserved for issuance pursuant to options to purchase shares of Company Common Stock (“Company Stock Options”) issued and outstanding pursuant to (w) the 2001 Plan under which 991,042 shares of Company Common Stock were subject to outstanding options, (x) the 2000 Plan under which 1,500 shares of Company Common Stock were subject to outstanding options, (y) the 1996 Plan under which 125,000 shares of Company Common Stock were subject to outstanding options, and (z) the 1991 Plan under which 588,964 shares of Company Common Stock were subject to outstanding options (the plans in clauses (w), (x), (y) and (z) collectively, the “Company Stock Option Plans”);

(v)           5,374,185 shares of Company Common Stock were reserved for issuance pursuant to warrants to purchase shares of Company Common Stock (“Company Stock Warrants”) issued and outstanding pursuant to (w) Stock Purchase Warrants, dated December 5, 2003, to purchase 495,748 shares of Company Common Stock for $1.98 per share, (x) Stock Purchase Warrants, dated December 5, 2003, to purchase 2,327,229 shares of Company Common Stock for $1.82 per share, (y) Stock Purchase Warrants, dated December 5, 2003, to purchase 2,478,744 shares of Company Common Stock for $2.48 per share, and (z) Stock Purchase Warrants, dated April 20, 2005, to purchase 72,464 shares of Company Common Stock for $0.69 per share (the warrants in clauses (w) (x), (y) and (z) collectively, the “Company Stock Purchase Warrants”);

(vi)          of the Company Stock Options and Company Stock Warrants outstanding at such time, there are 1,319,387 Company Stock Options and Company Stock Warrants outstanding that have an exercise price that is lower than the Merger Consideration and the weighted average exercise price of such “in-the-money” Company Stock Options and Company Stock Warrants is $0.807; and

(vii)         the Company Stock Option Plans are the only benefit plans, programs, policies, arrangements or Contracts of the Company under which any securities of the Company are issuable.

(viii)        As of the date of this Agreement, except as set forth above and except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Stock Warrants, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.  As of the date of this Agreement, except (i) as set forth above there are no options, warrants, calls, rights, puts or Contracts to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase or redeem, or cause to be issued, delivered, sold, purchased or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, put or Contracts.  True, complete and correct copies of the Company Charter and the Company Bylaws, have been delivered to Parent.

(b)           The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)           The Company does not have, and has never had, any Subsidiaries, nor does the Company own any capital stock of, assets comprising the business of, obligations of, or any other interest (including any equity or partnership interest) in, any Person or entity.

(d)           Each Company Stock Purchase Warrant, to the extent not previously exercised, will terminate upon the Effective Date without any payment from or other obligation due or remaining on the part of the Company except as provided in Section 2.5(e).

(e)           From and after May 26, 2005, the Company has not granted any Company Stock Options or Stock Purchase Warrants and has not issued any shares of Company Common Stock except for shares issued in conjunction with the exercise of any Company Stock Options or Company Stock Warrants.

Section 4.3  Authority.  On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (a) declared the Merger and this Agreement advisable and fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement in accordance with the DGCL, (c) resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders and (d) directed that this Agreement be submitted to the Company’s stockholders for approval and adoption.  The Company has all requisite corporate power to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (i) approval of this Agreement by the stockholders of the Company and (ii) the filing of appropriate Merger documents as required by the DGCL.  This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws or equitable principles in effect relating to creditors’ rights and remedies and general principles of equity.  The preparation, filing with the SEC and mailing of the Proxy Statement has been duly authorized by the Company’s Board of Directors.

Section 4.4  Consents and Approvals; No Violation.  Assuming that all consents, approvals, authorizations and other actions described in clauses (i) through (iv) of this Section 4.4 have been obtained and all filings and obligations described in clauses (i) through (iv) of this Section 4.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (a) the Company Charter or the Company Bylaws, (b) any Material Contract applicable to the Company or (c) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Applicable Law applicable to the Company or its properties or assets, other than, in the case of clauses (b) or (c), any such violation, default, right, loss or Lien that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.  No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) applicable requirements, if any, of Blue Sky Laws and The NASDAQ Small Cap Market, and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. For purposes of this Section 4.4 and any other relevant representations and warranties of the Company, the representations and warranties are made based upon the assumption that the Company shall be the Surviving Corporation.

Section 4.5  SEC Documents; Financial Statements; Other Documents.

(a)           Since December 31, 2001, the Company has timely filed all documents (collectively, the “Company SEC Documents”) with the SEC that were required to be filed under the Exchange Act, the Securities Act and the SOXA, including all certifications and statements required by (i) the SEC’s order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (ii) Rule 13a-14 or 15d-14 under the Exchange Act or (iii) 18 U.S.C. Section 1350 (Section 906 of SOXA) with respect to such documents.  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, SOXA or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has delivered to Parent copies of all (x) Company SEC Documents, (y) comment letters received by the Company from the SEC since December 31, 2001 and all responses to such comment letters by or on behalf of the Company and (z) any material correspondence between the Company and the SEC.  To the Knowledge of the Company, the SEC has not conducted any investigation or inquiry of the Company, including its accounting or disclosure practices.

(b)           The financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of the Company and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments and to any other adjustments described therein that are not individually or in the aggregate material).  Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as required by GAAP, the Company has not, since December 31, 2004, made any material change in the accounting practices or policies applied in the preparation of financial statements.

(c)           Schedule 4.5(c) lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by the Company since December 31, 2001.  Ernst & Young LLP, which has expressed its opinion with respect to the financial statements (including, in each case, any notes thereto) of the Company as of and for the periods ended December 31, 2004, is and has been throughout the periods covered by such respective financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of SOXA), (y) “independent” with respect to the Company within the meaning of Regulation S-X of the SEC and (z) with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.  Schedule 4.5(c) lists all non-audit services performed by Ernst & Young LLP for the Company since December 31, 2002.

Section 4.6  Information Supplied.  None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion in such document.  The Proxy Statement will comply as to form with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.  The Company shall promptly inform Parent of the discovery of any information which should be set forth in a supplement to the Proxy Statement.

Section 4.7  Absence of Certain Changes or Events.  Since December 31, 2004: (a) the Company has not incurred any material liability or obligation (indirect, direct or contingent) that has had or would reasonably be expected to have a Company Material Adverse Effect; (b) the

Company has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or would reasonably be expected to have a Company Material Adverse Effect; (c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock; and (d) there has been no other event, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect with respect to the Company.

Section 4.8  Tax Matters.

(a)           All federal, state, local, foreign and other Tax Returns of the Company required to be filed as of the Effective Time have been or will be duly filed, and such returns are or will be true, complete and correct in all material respects.  All Taxes imposed upon the Company or any of the properties of the Company, assets owned by the Company or income of the Company which are due and payable through the Effective Time have been or will be timely paid, or if not yet payable, adequate provision on the books and records of the Company will have been made as of the Effective Time.   The most recent financial statements contained in the Company SEC Documents reflect an adequate tax reserve in accordance with GAAP.

(b)           (i) There are no Proceedings pending against the Company related to Taxes and the Company does not know of any threatened Proceeding related to Taxes or any basis for such Proceedings; (ii) to the Knowledge of the Company, no Tax Returns for the Company have been or are currently being examined by any Taxing Authority; (iii) no issues have been raised in any examination by any Taxing Authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; and (iv) there are not now in force any waivers or Contracts by the Company for the extension of time for the assessment of any material Tax, nor has any such waiver or Contract been requested by the IRS or any other Taxing Authority.

(c)           All Taxes which the Company is required to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees, have been and will be duly withheld or collected and, to the extent required, have been and will be paid over to the proper governmental authorities or held in separate bank accounts for such purpose.

(d)           The Company does not have any liability for any Taxes of any corporation or entity other than the Company, including any liability arising from the application of U.S. Treasury Regulation § 1.1502-6 or any analogous provision of state, local or foreign law.

(e)           The Company is not nor has been a party to any Tax sharing agreement.

(f)            The Company is not nor has been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and neither Parent nor Sub is required to withhold Tax on the purchase of Company Common Stock pursuant to the Merger by reason of Section 1445 of the Code.

(g)           In the past five years, the Company has not been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code, or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Section 355 of the Code.

(h)           The Company has not participated in, or made a filing under Treasury Regulation Section 1.6011-4 with respect to, any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)            The Company is not and has not been required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any Taxing Authority proposed any such adjustment or change in accounting method).

(j)            The Company has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar or analogous  group defined under a similar or analogous  state, local or foreign Law).

(k)           No claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that  jurisdiction. The Company does not have, and has never had, a permanent establishment  or other taxable presence in any country outside the U.S., as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(l)            The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

Section 4.9  Actions and Proceedings.  There are no outstanding Orders against or involving the Company, or against or involving any of the present or former directors, officers or employees of the Company, as such, or any of its or their properties, assets or business or any Benefit Plan (as defined in Section 4.10(a)) that, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.  There are no Proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its present or former directors, officers or employees, as such, or any of its properties, assets or business or any Benefit Plan.

Section 4.10  Employee Benefit Plans.

(a)           Schedule 4.10(a) sets forth a list of each defined benefit and defined contribution plan, retirement plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, deferred compensation Contract, supplemental retirement plan or arrangement, vacation pay, unemployment compensation plan or program, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), medical or life insurance plan, cafeteria or flexible benefits plan, fringe benefit plan, employee stock option or stock purchase plan, severance pay, termination or salary continuation plan, change in control plan, program or arrangement, retention plan or program and each other employee benefit plan, program, policy, Contract or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored or maintained by the Company or any of its ERISA Affiliates, to which the Company or any of its ERISA Affiliates is a party, in which the Company or any of its ERISA Affiliates participates, which the Company or any of its ERISA Affiliates has a commitment to create or under or with respect to which the Company or any of its ERISA Affiliates may have any material liability or material contingent liability, whether or not legally binding, all of which are hereinafter referred to as the “Benefit Plans.” “Benefit Plans” do not include any Contracts or policies set forth on Schedule 4.11(a).  Neither Parent nor the Company will incur any liability (including any increased liability) under any severance Contract, deferred compensation Contract, employment Contract, similar Contract or Benefit Plan solely as a result of the consummation of the transactions contemplated by this Agreement.

(b)           Each Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) meets in all material respects the requirements of Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from U.S. Federal Income Tax under Section 501(a) of the Code; a favorable determination or opinion letter has been issued by the IRS with respect to each such plan and trust and each amendment thereto, including all amendments for which the remedial amendment period (as defined under applicable Treasury Regulations) has expired; good faith amendments to each such plan have been adopted to the extent required by the Economic Growth and Tax Relief Reconciliation Act of 2004; each such plan has been operated in accordance with any good faith amendments; and since the date of such determination or opinion letter there have been no circumstances which are likely to adversely affect the qualification of such plan.  No Benefit Plan is a “voluntary employees beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) and there have been no other “welfare benefit funds” (within the meaning of Section 419 of the Code) relating to Employees or Former Employees.  With respect to each Benefit Plan, the Company has heretofore delivered or made available to Parent complete and correct copies of the following documents, where applicable: (i) the three most recent annual reports (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinions required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all modifications thereof, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, (v) the most recent actuarial report, if any, relating to the Benefit Plan and (vi) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefit plan.

(c)           None of the assets of any Benefit Plan are invested in Company securities or Company real property.  There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may have any material liability.

(d)           None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA and, no Benefit Plan is subject to Title IV of ERISA.  With respect to any Benefit Plan that is subject to Title IV of ERISA, if any:  no steps have been taken to terminate any such Benefit Plan, there has been no withdrawal (within the meaning of section 4063 of ERISA) of a substantial employer (as defined in section 4001(a)(2) of ERISA), no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan, and if each such plan were terminated immediately prior to the Effective Time, the unfunded liabilities with respect to such plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation would not be reasonably expected to have a Company Material Adverse Effect.  All contributions required to be made to or with respect to each Benefit Plan prior to the date hereof have been made or have been accrued for in the books and records of the Company or its ERISA Affiliates for all periods through the date hereof.

(e)           There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA in connection with any of the Benefit Plans and not otherwise exempt under Section 408 of ERISA that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; each Benefit Plan has, in all material respects, been administered to date in accordance with the applicable provisions of ERISA, the Code and other applicable law and with the terms and provisions of all documents or Contracts pursuant to which such Benefit Plan is maintained; there has been no correction of any defects with respect to a Benefit Plan subject to Section 401(a) of the Code or its operation pursuant to any procedures established, or program permitted, by the IRS or otherwise within the 36-month period prior hereto; there is no Proceeding pending or, to the Knowledge of the Company, threatened involving a Benefit Plan (other than routine claims for benefits), and, to the Knowledge of the Company, there is no basis for such a Proceeding; none of the Benefit Plans nor any fiduciary thereof has been, to the Knowledge of the Company, the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency and there are no matters pending before the IRS, the Department of Labor or any other Governmental Entity with respect to a Benefit Plan; and there has not been and will be no “parachute payment” (as defined in Section 280G(b)(2) of the Code) to any of the Employees prior to the Closing or as a result of the transactions contemplated by this Agreement.

Section 4.11  Employment and Labor Matters.

(a)           The Company employs the number of full-time and part-time employees (the “Employees”) as are indicated in Schedule 4.11(a).  Copies of all material written Contracts with, concerning or relating to all Employees and former employees of the Company (“Former Employees”), including union and collective bargaining Contracts, severance, change in control, stay bonus and other Contracts of similar import, and all material employment policies, and all amendments and supplements thereto, have been delivered or made available to Parent, and a list of all such Contracts and policies is set forth on Schedule 4.11(a).  The Company does not currently offer or provide retiree health and other insurance benefits to Former Employees or their dependents, survivors or beneficiaries, and the Company does not have any liabilities (contingent or otherwise) with respect thereto except as otherwise required by Section 4980B of the Code, the comparable provisions of ERISA or similar provisions of applicable state law.  There are no outstanding loans from the Company to any Employees or Former Employees.  All individuals who, in the last 24 months, have performed services for the Company as a consultant or independent contractor (“Non-Employees”) are independent contractors and are not employees of the Company and the Company does not have any material liability to or with respect to such Non-Employees for the withholding or payment of any income or social security taxes, the provision of benefits under any Benefit Plans or for any other charges, taxes or benefits with respect thereto.  Copies of each Contract with any Non-Employee pursuant to which the Company may have any material liability or which are not terminable upon less than 30 days notice have been provided or made available to Parent and a list of all such Contracts is set forth on Schedule 4.11(a).

(b)           The Company has complied in all material respects with all laws, statutes, rules and regulations applicable with respect to any employees, terms and conditions of employment and wages and hours in each of the jurisdictions in which it operates or does business, and no Proceedings have been made nor are pending or, to the Knowledge of the Company, threatened against the Company arising out of, or relating to, or alleging any violation of any of the foregoing.  The Company has complied in all material respects with the employment eligibility verification form requirements under the IRCA, with respect to Employees and with the paperwork provisions and anti-discrimination provisions of IRCA and has obtained and maintained the employee records and I-9 forms with respect to the Employees in proper order as required by law.  To the Knowledge of the Company, the Company is not currently employing any Employees who are not authorized to work in the United States.

(c)           The Company has not received any written notice from any Employee indicating that such Employee intends to terminate its employment with the Company and, to the Knowledge of the Company, no Employee intends to terminate its employment with the Company.

(d)           Compensation.  Schedule 4.11(d) constitutes a full and complete list of each director, officer or employee of the Company whose total reportable compensation from the Company on an annualized basis exceeds $50,000 specifying their names and job designations, and their base salary and target bonus opportunity.  Since December 31, 2004, the Company has not (i) except in the ordinary course of business and consistent with past practice, increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees, (ii) provided any of the Employees with any guaranteed term of employment, (iii) increased the amounts payable to any of the Employees upon a change in control of the Company or the termination of any such Employee’s employment, or both, or (iv) adopted, increased, augmented or improved benefits granted to or for the benefit of any of the Employees or Former Employees under any Benefit Plan.

(e)           Since December 31, 2004, the Company has not experienced nor is there, to the Knowledge of the Company, threatened or pending any labor strikes, slowdowns, lockouts, grievances, unfair labor practice charges or complaints, arbitrations or other disputes arising out of any collective bargaining Contract.  To the Knowledge of the Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

(f)            There are no collective bargaining or other labor union Contracts to which the Company is a party or by which it is bound.

(g)           There are no written personnel policies, rules or procedures applicable to employees of the Company.

(h)           The Company is not a party to, or otherwise bound by, any consent decree or settlement Contracts with, or citation by, any Governmental Entity relating to employees or employment practices.

(i)            Since December 31, 2004, (x) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (y) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company’s business, and (z) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation, in any case which has resulted in any material liability or obligation that remains unsatisfied;

(j)            The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof.

(k)           The Company has not made any representation or commitment to, or entered into any formal or informal understanding with, any employee of the Company with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries at or subsequent to the Effective Time except for any such arrangements (a) disclosed prior to the date hereof; or (b) entered into at the written direction of Parent or with the written consent of Parent.

(l)            Schedule 4.11(l) identifies all bonus or incentive compensation obligations, programs, plans, policies or agreements of the Company.

Section 4.12  Title to Property and Assets.  The Company has good title to, or a valid leasehold interest in or license to use its material property and assets (real, personal, mixed and tangible), free and clear of all Liens, except for Permitted Liens.  With respect to the property and assets it leases, except as would not be reasonably expected to have a Company Material Adverse Effect, the Company is in compliance with such leases and all leases to which the Company is a party are in full force and effect and constitute valid and binding obligations of the Company.  Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company’s assets constitute all of the properties, interests, assets and rights (real, personal, mixed and tangible) held for use or used in connection with the business and operations of the Company.  Intellectual Property is addressed specifically in Section 4.14 and no representations are made in this Section 4.12 with respect to any Intellectual Property.

Section 4.13  Real Property.

(a)           Set forth in Schedule 4.13(a) is a list of all material leases, subleases, licenses and other contracts (collectively, the “Real Property Lease”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”).

(b)           The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase any Leased Real Property or any portion thereof or interest therein.

(c)           The Company does not own, and has never owned, any real property.

(d)           As to the Real Property Lease, except as would not be reasonably expected to have a Company Material Adverse Effect, (i) it is enforceable in accordance with their respective terms and constitute valid and binding obligations of the respective parties thereto, (ii) it has not been and there currently are not any material defaults thereunder by the Company or, to the Knowledge of the Company, any other party thereto, (iii) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling the landlord thereunder to terminate the Real Property Lease, (iv) all rent and additional rent payable thereunder has been paid in full, (v) no waiver, indulgence or postponement of any of the obligations of the Company thereunder has been granted, (vi) there are no oral agreements with respect to the Real Property Lease, (vii) the continuation, validity and effectiveness of the Real Property Lease under the current material terms thereof will in no way be affected by the Merger, (viii) it may be assigned by the Company without the consent or approval of any other Person, and (ix) there are no material disputes or forbearance programs in effect, as to the Real Property Lease.

(e)           The Company has not received any notice from any Governmental Entity of any violation of any Applicable Law, Order or Permit issued with respect to the Real Property Lease that has not been heretofore corrected and no such violation exists which would be reasonably expected to have a material adverse effect on the operation of the Real Property Lease.  All improvements located on or constituting part of the Real Property Lease and the use and operation thereof by the Company are in compliance in all material respects with all Applicable Laws or Permits.  The Company has not received any notice of any real estate Tax deficiency or assessment and, to the Knowledge of the Company, there is no proposed deficiency, claim or assessment with respect to the Leased Real Property, or any pending or threatened condemnation thereof

Section 4.14  Intellectual Property.

(a)           Schedule 4.14(a) contains a list of all Intellectual Property owned by the Company that has been registered or is the subject of a pending application (the “Owned Intellectual Property”) .  To the Company’s Knowledge, all necessary registration, maintenance and renewal fees have been paid and the Company is current with respect to the filing of all necessary documents with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the Owned Intellectual Property.  Schedule 4.14(a) contains a list of all licenses to Intellectual Property not owned by the Company that have been registered or are the subject of a pending application and that are used by the Company (the “Other Intellectual Property”), indicating the licensor thereof; provided that Other Intellectual Property that is licensed in to the Company pursuant to licenses described in clause (v) below shall not be listed in Schedule 4.14(a).  Schedule 4.14(a) contains a list of all Contracts, sublicenses, assignments and indemnities which govern rights or obligations of the Company with respect to any Intellectual Property (the “Intellectual Property Agreements”), showing in each case the parties thereto, other than (i) non-disclosure or confidentiality agreements on substantially the Company’s standard form, (ii) proprietary information agreements on substantially the Company’s standard form, (iii) consulting agreements on substantially the Company’s standard form, (iv) non-exclusive out-licenses provided in the ordinary course of business, (v) inbound “shrink-wrap” or “click-through” licenses and similar commercial object code end-user licenses.  Correct and complete copies of all written items identified in Schedules 4.14(a) have been delivered or made available by the Company to Parent.

(b)           The Company owns and has, and immediately after the Effective Time the Surviving Corporation will own and have, the entire right, title and interest in and to the Owned Intellectual Property (subject to the Intellectual Property Agreements), without the payment of any license fees, royalty or similar charge and the unrestricted right to use the Other Intellectual Property (subject to compliance with the terms of the respective licenses), in each case free and clear of any Liens (other than non-exclusive licenses).  To the Company’s Knowledge, the Owned Intellectual Property and Other Intellectual Property comprise all of the material Intellectual Property necessary for the conduct and operation of the business of the Company as presently conducted by the Company.  To the Company’s Knowledge, none of the Owned Intellectual Property or Other Intellectual Property contains any virus, computer instructions, circuitry or other technological means intended to cause unauthorized disruption, damage or interference with operation of applicable software.

(c)           To the Knowledge of the Company:  (i) the Company has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person and (ii) the use of the Owned Intellectual Property as currently used by the Company does not infringe, dilute, misappropriate or otherwise violate any Intellectual Property of any Person.  The Company has not received written notice that any Person disputes the validity or enforceability of any of the Owned Intellectual Property and Other Intellectual Property and, to the Knowledge of the Company, none of the Owned Intellectual Property is being infringed upon or misappropriated (i.e., used without an applicable license).

(d)           The Intellectual Property Agreements (i) to the Knowledge of the Company are (x) valid, legal, binding, enforceable and in full force and effect in accordance with their terms, and (y) no default, violation or breach exists thereunder by the Company or by any other party thereto, and (z) no event has occurred and is continuing that, with notice or the passage of time or both, would constitute a default, violation or breach thereunder by the Company or any other party, and (ii) are free and clear of all Liens.  All royalties, license fees, charges or other amounts payable by, on behalf of, to or for the account of the Company in respect of any Intellectual Property are disclosed in the consolidated financial statements of the Company contained in the Company SEC Documents, to the extent such disclosure was required as of the date of such Company SEC Documents.  All such amounts due and payable by, on behalf of, or for the account of the Company will be fully paid up as of the Effective Time.

(e)           No Proceeding or demand of any Person has been made, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened, which (i) challenges the rights of the Company in respect of any Intellectual Property, (ii) asserts that the Company is infringing, has misappropriated or otherwise violates, or is, except as disclosed in the consolidated financial statements of the Company contained in the Company SEC Documents, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or otherwise asserts that a license or other Intellectual Property right is necessary or desirable for the Company to conduct its business, or (iii) claims that any default exists under any Intellectual Property Agreement, and to the Knowledge of Company there is no reasonable basis for any such Proceeding.  None of the Owned Intellectual Property or, to the Knowledge of the Company, the Other Intellectual Property is subject to any outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity or is the subject of any claim, demand, action, suit, litigation or legal, administrative or arbitration proceeding or investigation.

(f)            Each of the Employees, agents, consultants, contractors and others who has contributed to or participated in the discovery, creation or development of any Owned Intellectual Property on behalf of the Company (“Personnel”):  (i) has assigned to the Company, or is under a valid written obligation to assign to the Company (or to a Person who is obligated by contract to assign the same to the Company), all of their right, title and interest in such Intellectual Property (except to the extent that such an assignment is not possible as a matter of applicable law); (ii) is a party to a valid “work-made-for-hire” Contract under which the Company is deemed to be the original owner/author of all subject matter included in such Intellectual Property; or (iii) to the extent that Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Company a license or other legally enforceable right granting the Company perpetual, unrestricted and royalty-free rights to use such Intellectual Property.  Immediately after the Effective Time, the Surviving Corporation shall own all right, title and interest of the Company under all of the assignments, Contracts, licenses and other arrangements described in the foregoing clauses (i), (ii) and (iii).  No government funding, facilities of a university, college, or other educational institution or research center or funding from third parties was used in the development of any Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.  The Company has taken all reasonable, customary and usual precautions, including electronic and physical security precautions, to protect the secrecy, confidentiality and value of the trade secrets and confidential information that it wishes to maintain as secret and all third party confidential information in its possession that it has an obligation to maintain as secret (the “Protection Program”) and, to the Knowledge of the Company, there has been no material violation of the Protection Program by any Person.

(g)           To the Knowledge of Company, there is no Open Source Software incorporated or bundled (either directly by the Company, or indirectly by the incorporation or bundling of third party software that itself incorporates Open Source Software) into any of the Company’s current Products in modified form or any other manner that prevents the Company from charging third parties a fee for its Products.

(h)           The consummation of the transaction contemplated hereby will not:  (i) result in the breach, modification, cancellation, termination, or suspension of any agreement for the Owned Intellectual Property or Other Intellectual Property; or (ii) result in the loss or impairment of the Company’s ownership of the Owned Intellectual Property or right to use the Other Intellectual Property.

Section 4.15  Environmental Laws.

(a)           The Company (i) has not received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances such as could reasonably be expected to give rise to any Company Material Adverse Effect; and (iii) has delivered to Parent or made available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company.  There are no Hazardous Substances in, on, or under any properties owned, leased or used at any time by the Company such as could reasonably be expected to give rise to any Company Material Adverse Effect.

(b)           For the purposes of this Section 4.15, (i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment or exposure of any individual to Hazardous Substances, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Substances, and (ii) “Hazardous Substances” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof

Section 4.16  Material Contracts; Guarantees.

(a)           The Contracts filed as exhibits to the Company Annual Report (or incorporated as exhibits thereto by reference) together with the Contracts listed in Schedule 4.16(a) constitute all the Contracts (i) required to be filed by the Company with the SEC as material Contracts pursuant to Item 601 of Regulation S-K under the Securities Act and (ii) all Contracts that are material to the business, assets, liabilities, prospects, financial condition or results of operations of the Company (collectively, the “Material Contracts”).  The Company is not a party to or bound by any Contract evidencing, or guarantee relating to, indebtedness for borrowed money in an aggregate outstanding principal amount exceeding $50,000, other than the Material Contracts.  Complete and correct copies of all Material Contracts, including modifications, supplements, amendments and waivers, have been made available to Parent. Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms.  Neither the Company, nor, to the Knowledge of the Company, any other Person, is in default, violation or breach in any respect under any Material Contract, and no event has occurred and is continuing that constitutes a violation of, or default (with or without notice or lapse of time, or both) under, or gives any Person a right of termination, cancellation or acceleration of any obligation under or shall cause the loss of a material benefit under any Material Contract.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby shall result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to any Person a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under any Material Contract and each Material Contract shall continue in full force and effect in accordance with its terms following the consummation of the transactions contemplated hereby.

(b)           The Company is not subject to the terms of any non-competition, territorial restriction, right of first refusal, option or other Contract (including any area restrictions) which may restrict in any way the conduct or operations or future conduct or operations of, or freedom to operate, the business of the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries or the use of any of their respective Intellectual Property rights anywhere in the world.

(c)           (i)            Schedule 4.16(c) sets forth a complete and correct copy of the Baxter Distribution Agreement, including, without limitation, any and all modifications supplementing amendments and waivers. The Company has provided Parent with (x) all documentation in the Company’s possession relating to customers of Baxter that obtain products or services from Baxter that originate through the Baxter Distribution Agreement, including but not limited to customer lists and customer lease agreements, and (y) all material correspondence that the Company has had with Baxter since December 31, 2003.

(ii)           The cost to the Company of repurchasing the Existing Inventory (as defined in the Baxter Distribution Agreement) for $1,000.00 per device and $15.00 per PSArray (as defined in the Baxter Distribution Agreement) will not exceed $1,500,000 in the aggregate.

(iii)          There exists no material disagreement or dispute between Baxter and the Company regarding the terms and conditions relating to the Baxter Distribution Agreement.

(d)           The Company is not a party to or bound by any:

(i)            joint venture, partnership and similar Contracts;

(ii)           Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees” or other contingent payments by the Company involving more than $50,000 over the term of the Contract;

(iii)          Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

(iv)          Contract that requires the payment of royalties, commissions, finder’s fees or similar payments.

(e)           None of the material obligations or liabilities of the Company is guaranteed by any Person.

Section 4.17  Insurance.  Schedule 4.17 contains a list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by the Company.  All such insurance policies are in the name of the Company, and all premiums with respect to such policies have been paid.  All such policies are in full force and effect, and the Company has not received notice of cancellation or termination of any policy.  The Company carries insurance in amounts and types of coverage which are adequate and customary in the industry and against risks and losses which are usually insured against by Persons holding or operating similar properties and similar businesses.  Since December 31, 2000, the Company has not been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies.  No material claim under any such policy is pending as of the date hereof.

Section 4.18  Regulatory Matters.

(a)           (i) With respect to each product that is being (A) researched or developed by the Company for neurological monitoring applications during surgical, diagnostic or any sedation procedures or (B) distributed for commercial sale by the Company (any of the foregoing described in (A) or (B), a “Product” and collectively, the “Products”): (1) the Company has obtained all applicable approvals, clearances, authorizations, licenses and registrations required by Governmental Entities to permit the manufacture, distribution, sale (including reimbursement and pricing, where applicable), marketing or human research and development of such Product in each country where the Products are manufactured, marketed and sold (collectively, “Approvals”) and each Approval is in full force and effect; (2) to the Knowledge of the Company, the Company is in compliance in all material respects with all terms and conditions of each Approval in each country in which such Product is marketed, and with all Applicable Laws pertaining to the manufacture, distribution, sale or human research use of such Product which is not required to be the subject of an Approval; (3) the Company is in compliance in all material respects with all Applicable Laws regarding registration, licensure or notification for each site (in any country) at which such Product is manufactured, processed, packed, held for distribution or from which it is distributed; (4) to the extent such Product is exported or intended for export from the United States, the Company is in compliance in all material respects with all applicable export laws, ordinances, rule or regulations; and (5) to the Knowledge of the Company, neither the Company nor any officer, employee or agent of the Company is under investigation or has been debarred pursuant to 21 U.S.C. §335a; (ii) all manufacturing operations performed by or for the Company have been and are being conducted in full compliance with Quality Systems regulations pursuant to 21 C.F.R. Part 820 (QS/Good Manufacturing Practices (GMP)) by the FDA and counterpart requirements in the European Union and other countries; (iii) all nonclinical laboratory studies, as described in 21 C.F.R. §58.3(d), conducted or sponsored by the Company and used to support regulatory clearances or approvals have been and are being conducted in full compliance with the good laboratory practice regulations set forth in 21 C.F.R. Part 58 and counterpart requirements in the European Union and other countries; (iv) all clinical studies of Products, as described in 21 C.F.R. §50.3(c), sponsored by the Company and used to support regulatory clearances and approvals of Products have been and are being conducted in full compliance with 21 C.F.R. §§812.50, 54 and 56; and (v) the Company is in full compliance in all material respects with all reporting requirements for all Approvals or plant registrations described in clause (a)(i) above, including, but not limited to, the adverse event reporting requirements for devices in 21 C.F.R. Parts 812 and 803.  There have been no rejections by any Governmental Entities for any required approvals, clearances, authorizations, licenses or registrations that the Company has attempted to obtain with respect to any products used or intended to be used for research and development of neurological monitoring applications during surgical and diagnostic procedures.  Without limiting the generality of the foregoing definition of “Approvals”, such definition shall specifically include, with respect to the United States, product license applications, premarket approval applications under Section 515 of the FDCA, premarket notifications under Section 510(k) of the FDCA, investigational device exemptions, and product export applications issued by the FDA, as well as registrations issued by the Department of Justice.  The Company has provided to Parent access to all material written correspondence between the Company and the FDA.

(b)           Schedule 4.18(b) sets forth a complete and correct list of all Products.

(c)           To the Knowledge of the Company, neither the Company nor any of its officers, employees or agents has made any untrue statement of a material fact or fraudulent statement to the FDA or any foreign equivalent, failed to disclose a fact required to be disclosed to the FDA or any foreign equivalent, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA and any foreign equivalent to invoke its policy respecting, “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(d)           The Company has, prior to execution of this Agreement, made available to Parent copies of or made available for Parent’s review any and all documents in its possession that are material to assessing the Company’s compliance with the FDCA and implementing regulations, and any foreign equivalents.

Section 4.19  Compliance with Laws.  (a) The business of the Company has been and is being conducted in compliance in all material respects with all material Applicable Laws and all Orders, including, without limitation, ERISA, all Environmental, Health and Safety Laws, all material Applicable Laws and all Orders relating to antitrust or trade regulation, employment practices and procedures and the health and safety of employees.  The Company has not, since December 31, 2001, been subject to any Order with respect to any of the foregoing or received any notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any of the foregoing or the enforcement of any of the foregoing, nor has the Company been the subject of any criminal Proceedings or convicted of any felony or misdemeanor.  In particular, and without limiting the foregoing, neither the Company nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, (i) violated or is under investigation for violating any law or regulation relating to Medicare or Medicaid anti-kickback fraud and abuse or has been debarred from participating in the Medicare or any state Medicaid program, (ii) used any corporate funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) established or maintained any unlawful or unrecorded fund of corporate moneys or other assets or properties of the Company; made any false or fictitious entry on the books or records of the Company; or (v) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.  The Company has adequate financial controls which are designed to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures.

Section 4.20  Licenses and Permits.  The Company has obtained, and is in compliance in all material aspects with, all Permits required by all Governmental Entities that are necessary for and material to the conduct of the business and operations of the Company as now conducted, including, if applicable, any CSA Marks and CE Marks.  There are no Proceedings pending or, to the Knowledge of the Company, threatened which may result in the revocation, cancellation or suspension, or any adverse modification of any such Permits.  There are no disciplinary actions under any such Permits pending or, to the Knowledge of the Company, threatened, against the Company or any of its officers, directors, employees or agents.  No such prior Proceeding or disciplinary action has during the preceding twenty-four (24) months resulted in any materially adverse action against the Company and, to the Knowledge of the Company, there are no facts which may give rise to such Proceedings or disciplinary actions.  Schedule 4.20 contains a correct and complete list of all such required Permits.

Section 4.21  Correspondence and Business Relations.  (a) The Company has not received any written notice from any lender, customer, consultant, contractor, supplier, distributor, vendor, licensee or licensor indicating that it intends to terminate or modify its business relationship with the Company, which termination or modification would be reasonably expected to have a Company Material Adverse Effect.

(b)           The Company has provided to Parent all material correspondence with any Governmental Entity regarding any Proceedings and all material correspondence with The NASDAQ Small Cap Market regarding any Proceedings, including any correspondence relating to the delisting of the Company.

Section 4.22  Investment Securities.  The Company does not own, does not have any right to acquire and is not involved in negotiations to acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or have the ability to control (whether through the ownership of voting securities or otherwise) any other Person.

Section 4.23  Undisclosed Liabilities.  Except for (a) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of the Company included in the Company Annual Report and (b) liabilities incurred (i) in the ordinary course of business consistent with past practice, or (ii) outside the ordinary course not in excess, in the aggregate, of $25,000, at December 31, 2004, the Company has not, and since such date has not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Company’s financial statements in accordance with GAAP).

Section 4.24  State Takeover Statutes.  No state “fair price,” “control share acquisition,” “business combination moratorium” or other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.  The Board of Directors of the Company has taken all action necessary to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the transactions contemplated by this Agreement or restrict, impair or delay the ability of Parent or Sub to engage in any transaction with the Company; provided, however, for the purposes of this Section 4.24, the Company has assumed that Parent and Sub have not acquired any stock of the Company within the three-year period prior to the Closing.

Section 4.25  Opinion of Financial Advisor.  The Company has received the written opinion of Jefferies, dated the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Fairness Opinion”).

Section 4.26  Required Vote of Company Stockholders.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve the Merger and adopt this Agreement.  No other vote of the securityholders of the Company is required by law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement.

Section 4.27  Brokers; Professional Fees.  No broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  Schedule 4.27 sets forth the fees and expenses payable to Broadview, a division of Jefferies & Company, Inc. (“Jefferies”) and a good faith estimate by the Company of the fees and expenses of Wilson Sonsini Goodrich & Rosati payable relating to services provided and reasonably expected to be provided relating to the negotiation and consummation of the Merger.

Section 4.28  Accounting and Disclosure Controls; SOXA Compliance.

(a)           The Company maintains a system of accounting controls designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (v) material information relating to the Company is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting; and (vi) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud whether or not material that involves management or other employees who have a significant role in respect of internal control over financial reporting, are adequately and promptly disclosed to the independent auditors and the audit committee of the Board of Directors of the Company.

(b)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  Schedule 4.28(b) lists, and the Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  To the Knowledge of the Company, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act since December 31, 2001.

(c)           The Company is in compliance with all provisions of SOXA (as in existence on the date hereof) applicable to the Company.  The Company has disclosed to Parent any deficiency or weakness described in Section 4.28(a)(vi) that has been reported to the independent auditors or the audit committee of the Board of Directors of the Company in the past 3 years.

Section 4.29  Affiliate Transactions.  The Company has not arranged any extension of credit for, nor are there any loans, leases or other continuing transactions of any kind between the Company and any present or former stockholder, director or officer thereof or any member of such officer’s, director’s or stockholder’s family, or any Person controlled by such executive officer, director or stockholder or his or her family, including, without limitation, any transaction that would be disclosable pursuant to Item 404 of SEC Regulation S-K.  No director or officer of the Company nor any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any distributor, licensor, licensee, joint venturer, customer, supplier, adviser, service provider or other independent contractor of the Company, or any organization which has a Contract or arrangement with the Company.

Section 4.30  Risk Management Instruments.  All interest rate swaps, caps, floors, option Contracts, futures and forward Contracts, commodity hedges and other similar risk management Contracts, whether entered into for the Company’s own account or their customers (all of such material arrangements being listed on Schedule 4.30), were entered into (i) in accordance with prudent business practices and all Applicable Laws, rules, regulations and regulatory policies in all material respects and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity), and are in full force and effect.  Neither the Company, nor to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such Contract in any material respects.

Section 4.31  Copies of Certain Documents.  Except for those disclosed in Company SEC Documents which are thereby made available to Parent, the Company has heretofore made available to the Parent true and complete copies of: (i) all Material Contracts entered into by the Company, if any, providing for the acquisition or disposition of businesses or Product or service lines; and (ii) a complete list of all investments of the Company, if any, in marketable or other securities (whether debt or equity) for investments made in the twelve (12) months prior to the date hereof.

Section 4.32  Underlying Documents.  Any underlying documents listed or described in the Company Disclosure Schedules referred to in this Agreement have heretofore been furnished or made available to Parent or its representatives.  All such documents furnished to Parent are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Disclosure Schedules in which such documents are listed or described.  The minute books of the Company contain accurate records of all corporate actions taken by the directors and shareholders of the Company.

ARTICLE 5

COVENANTS RELATING TO COMPANY CONDUCT OF BUSINESS

Section 5.1  Company Conduct of Business Pending the Merger.  Except as expressly permitted by this Agreement, during the period from the date of this Agreement through the Effective Time, the Company shall, in all material respects carry on its business in the ordinary course of its business as currently conducted consistent with reasonable business judgment and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.  Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth in Schedule 5.1, the Company shall not, without the prior written consent of Parent:

(a)           (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or (iv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company;

(b)           issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalents or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and Company Stock Warrants or upon the exercise of other rights to acquire Company Common Stock outstanding on the date hereof;

(c)           amend its charter or bylaws or other comparable charter or organizational documents or create or acquire any Subsidiary;

(d)           merge or consolidate with or effect any business combination with any Person or division thereof;

(e)           acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company taken as a whole;

(f)            sell, lease, license, mortgage, encumber or otherwise dispose of or permit to become subject to any material Lien, other than a Permitted Lien and other than as permitted by Section 5.1(t), any material properties or assets;

(g)           incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than indebtedness or guarantees in the ordinary course of business or indebtedness under agreements effective as of the date hereof and identified on Schedule 5.1(g);

(h)           enter into, adopt or amend in any material respect (A) any severance plan, (B) any Contract involving payments or obligations in excess of $5,000; provided that this Section 5.1(h)(B) shall not prohibit the Company from entering into, adopting or amending any Contract entered into in the ordinary and usual course of the Company’s business if the failure to do so would substantially impair the Company’s ability to operate its business in the ordinary and usual course of business consistent with past practice, (C) any Benefit Plan or (D) any employment or consulting Contract, except as required by applicable law. Notwithstanding the foregoing, Parent will not unreasonably withhold, condition or delay  its consent to permit the Company to enter into, adopt or amend any Contracts in the ordinary course of business consistent with past practices, other than Intellectual Property Agreements, Benefit Plans or employment or consulting Contracts;

(i)            Except pursuant to agreements effective on the date hereof to comply with the terms effective on the date hereof (A) grant to any present Employee or Former Employee, or any past or present officer or director of the Company any increase in compensation or fringe benefits, except for increases in salary for non-officer employees in the ordinary and usual course of business consistent with past practice in connection with annual or periodic performance reviews, (B) grant to, or increase severance or termination benefits or pay of, any Employee, Former Employee or director of the Company, (C) other than entering into employment Contracts with employees of the Company approved in advance in writing by Parent, enter into or amend or terminate any employment, consulting, indemnification, severance or termination Contract with any such Employee, Former Employee or director of the Company, (D) establish, adopt, enter into or amend in any material respect any collective bargaining Contract or Benefit Plan, except as required by Applicable Law, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining Contract or Benefit Plan, (F) loan or advance money or other property to, arrange any extension of credit to, or make or arrange any modification to the terms of any existing loan or extension of credit to any Employee or Former Employee or director of the Company, (G) grant any new, or amend any existing, Company Stock Option or Company Stock Warrant or enter into any Contract under which any Company Stock Option or Company Stock Warrant would be required to be issued, (H) take any action (or fail to take any action) which action (or failure to act) would impair the ability of the Company to unilaterally amend or terminate any Benefit Plan, or (I) make any representation or commitment to, or enter into any formal or informal understanding, with any Person with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation at or subsequent to the Effective Time to increase the compensation (including bonuses, profit sharing and pension benefits) payable or to become payable to any of its Employees;

(j)            change the Company’s independent public accountants or make any change in accounting methods or policies of the Company except as required by GAAP;

(k)           file any amended Tax Return or any claim for refund of Taxes, amend any payment of Taxes paid by or on behalf of the Company, waive or extend the statute of limitations in respect of any Taxes, make, revoke, or amend any Tax election, change any method of Tax accounting or Tax procedure or practice, or settle or compromise any Proceeding relating to Taxes;

(l)            change, in any material respect, any of the Company’s credit policies or hedging strategies;

(m)          (A) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary and usual course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements of the Company included in the Company Annual Report or liabilities incurred in the ordinary and usual course of business not in excess of $5,000 individually or $25,000 in the aggregate; provided that this Section 5.1(m)(A) shall not prohibit the Company from paying its debts as they become due or from incurring liabilities in the ordinary and usual course of the Company’s business if the failure to do so would substantially impair the Company’s ability to operate its business in the ordinary and usual course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any material confidentiality (other than confidentiality agreements entered into in the ordinary course of business with employees, consultants or vendors), standstill or similar Contracts to which the Company is a party;

(n)           enter into, modify, amend or terminate any Material Contract (including, without limitation, any applicable Intellectual Property Agreements) or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

(o)           discharge, settle, assign or satisfy any claims, whether or not pending before a Governmental Entity, in excess of $5,000 individually or $25,000 in the aggregate, or waive any material benefits of, or agree to modify in any respect adverse to the Company, any material confidentiality (other than confidentiality agreements entered into in the ordinary course of business with employees, consultants or vendors), standstill or similar Contracts to which the Company is a party;

(p)           enter into, amend, or extend any Contracts relating to the distribution, sale, license, promotion or marketing by third parties of any Product (including any Products under development), other than pursuant to any such Contracts currently in place in accordance with their terms as of the date hereof;

(q)           transfer, assign, terminate, cancel, abandon or modify any material Approvals or fail to maintain such material Approvals as currently in effect;

(r)            fail to maintain all insurance policies as currently in effect or allow any of such policies to lapse;

(s)           transfer or license to any Person or entity or otherwise extend, amend, allow to lapse or go abandoned, or modify any Intellectual Property Agreements other than implied licenses provided to customers for their specific end use;

(t)            enter into any Intellectual Property Agreements, other than inbound “shrink-wrap” or “click-through” licenses and similar commercial object code end-user licenses or outbound non-exclusive licenses to end-users of the Company’s Products entered into in the ordinary course of business and consistent with past practices;

(u)           terminate any employee of the Company without cause; or

(v)           agree or commit to do any of the foregoing.

Section 5.2  No Solicitation by the Company.

(a)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not (and the Company will not permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it) directly or indirectly (i) solicit, knowingly encourage, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Parent) relating to any Alternative Acquisition, (ii) provide information with respect to the Company to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into a Contract with any Person, other than Parent (including any letter of intent, agreement in principle, definitive agreement or any other Contract constituting or relating to, or which is intended to or is reasonably likely to lead to, any Alternative Acquisition Proposal), providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent.  Notwithstanding the foregoing or anything else to the contrary in this Agreement, prior to the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, the Board of Directors of the Company may, to the extent required by the fiduciary obligations of the Board of Directors of the Company under Delaware law, as determined in good faith by the Board of Directors of the Company, in response to a written proposal whether contingent or binding, for an Alternative Acquisition (“Alternative Acquisition Proposal”) that the Board of Directors of the Company determines, in good faith after consultation with the Company’s legal counsel and its independent financial advisers, is or is reasonably likely to result in a Superior Company Proposal, that was not solicited by the Company and that did not otherwise result from a breach of this Section 5.2(a), subject to providing prior written notice to Parent of its decision to take such action, (x) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations with such Person or group and its representatives regarding such Alternative Acquisition Proposal.  The Company shall, and shall cause its representatives to, cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition Proposal.  For purposes of this Section 5.2, the term “Person” shall include any group as defined in the Exchange Act.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.2 by any Subsidiary of the Company or any director, officer or employee of the Company or any investment banker, financial advisor, attorney, accountant or other representative of the Company acting on behalf of the Company shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b)           The Company promptly, and in any event within 24 hours, shall advise Parent orally and in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Alternative Acquisition Proposal, the identity of the Person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry.  The Company shall (i) keep Parent reasonably informed of the status, including any change to the details, of any such Alternative Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to the Company from any third party in connection with any Alternative Acquisition Proposal or sent or provided by the Company to any third party in connection with any Alternative Acquisition Proposal.

(c)           Nothing contained in this Section 5.2 or in Section 6.1 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with the Company’s legal counsel, failure so to disclose could be inconsistent with its obligations under Applicable Law; provided, however, that except as set forth in Section 6.1, in no event shall the Board of Directors of the Company or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement, or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend any Alternative Acquisition Proposal.

(d)           The Company will not waive any provision of any standstill agreement to which it is a party without the prior written consent of Parent.

Section 5.3  Certain Tax Matters.  From the date hereof until the Effective Time, the Company will (a) timely file all Tax Returns required to be filed by it (after taking into account any applicable extensions) consistent with past practices, (b) timely pay all Taxes due and payable (c) accrue a liability in its books and records and financial statements in accordance with past practice and GAAP for Taxes not yet due and  payable by the Company prior to the Effective Time, and (d) promptly notify Parent of any material Proceeding pending against or with respect to the Company in respect of any Tax.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1  Company Stockholder Meeting.  The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the “Company Stockholder Meeting”) for the purpose of considering the approval of this Agreement.  The Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement which recommendation shall be reflected in the Proxy Statement, shall use all commercially reasonable efforts to solicit such approval by its stockholders and shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation, except if in the good faith judgment of the Company’s Board of Directors, taking into consideration the advice of legal counsel of the Company, the making of, or the failure to withdraw or modify, such recommendation would be inconsistent with the fiduciary duties of such Board of Directors to the Company’s stockholders under applicable law.

Section 6.2  Preparation of the Proxy Statement; Fairness Opinion.

(a)           The Company shall promptly (i) prepare, and provide Parent reasonable opportunity to review and provide comments to, the Proxy Statement and (ii) file the Proxy Statement with the SEC.  The Company shall use its reasonable best efforts to file the preliminary Proxy Statement with the SEC within two weeks after execution of this Agreement and mail the definitive Proxy Statement to its stockholders as soon as practicable thereafter, subject to compliance with Applicable Law.

(b)           The Company shall provide to Parent a copy of the Fairness Opinion prior to mailing the Proxy Statement to the Company’s stockholders.

Section 6.3  Access to Information; Meetings with Company Officers.

(a)           The Company shall afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its properties, books, Contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall furnish promptly to Parent (i) a copy of the unaudited financial statements of the Company for each month ended during such period, in each case within 20 days after the last day of each such month ended, (ii) placements of units reports and shipment data from Baxter on a monthly basis and (iii) all other such information concerning its business, properties and personnel as Parent may reasonably request.  The Company shall permit Parent to have reasonable access to the officers and employees of the Company in furtherance of the foregoing. All information obtained pursuant to this Section 6.3(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(b)           During the period from the date of this Agreement through the Effective Time, the Company shall permit Parent’s officers and executives to meet with officers and executives of the Company responsible for the financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents, the internal controls of the Company and the disclosure controls and procedures of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy obligations under Sections 302, 404 and 906 of SOXA.

Section 6.4  Certain Payments, Fees and Expenses.

(a)           Except as provided in this Section 6.4 and Section 6.8, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including the fees and disbursements of counsel and accountants and all financing commitment fees, shall be paid by the party incurring such costs and expenses.

(b)           Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated:

(i)            by the Company pursuant to Section 8.1(h);

(ii)           by Parent pursuant to Section 8.1(g);

(iii)          by the Company or Parent pursuant to Section 8.1(f) and there has been an Adverse Board Recommendation;

(iv)          by the Company or Parent pursuant to Section 8.1(d) and there has been an Adverse Board Recommendation; or

(v)           by Parent or the Company pursuant to Sections 8.1(d) or 8.1(f), if x) an Alternate Acquisition Proposal was made prior to such termination and was a substantial contributing cause of such failure to effect the Merger by the date specified in Section 8.1(d) or such failure to approve the Agreement pursuant to Section 8.1(f); and y) a definitive agreement relating to any Alternative Acquisition Proposal (an “Alternative Acquisition Agreement”) is executed within 12 months after the termination of this Agreement, then, in each such case, the Company shall pay to Parent a fee equal to $1,000,000.  In the case of such a termination of this Agreement by the Company as described in any of clauses (i), (iii) or (iv) of this Section 6.4(b), such payment shall be made no later than, and shall be a condition to the validity of, such termination.  In the case of a termination of this Agreement by Parent as described in any of clauses (ii), (iii), or (iv) of this Section 6.4(b), such payment shall be made promptly, but in no event later than the third Business Day following such termination.  In the case of a termination of this Agreement by the Company or Parent as described in clause (v) of this Section 6.4(b), such payment shall be made on the execution date of the Alternative Acquisition Agreement.

Section 6.5  Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) obtaining all necessary consents, approvals or waivers from third parties; (iii) providing any applicable timely notice to the warrant holders pursuant to the Company Stock Purchase Warrants and option holders pursuant to the Company Stock Option Plans; (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement.  No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Each party hereto shall use its reasonable best efforts not to take any action, or enter into any transaction, which would reasonably be expected to impede, interfere with, prevent or delay in any material respect, the Merger; each party shall use commercially reasonably efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties in this Agreement to be materially untrue or result in a material breach of any covenant made by it in this Agreement.

Section 6.6  State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.7  Indemnification; Directors and Officers Insurance.

(a)           From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company to the full extent such Persons may be indemnified by the Company, for acts or omissions occurring at or prior to the Effective Time, pursuant to the Company Charter, the Company Bylaws, any indemnification agreements with Company officers and directors effective as of immediately prior to the Effective Time and under applicable laws.

(b)           The Company or Parent shall purchase, or shall cause the Surviving Corporation to purchase, a 6-year “tail” on the Company’s current directors and officers insurance policy (the “D&O Insurance Tail”); provided, however, that the Company, Parent and the Surviving Corporation shall not be required to pay more than 200% of the Company’s last annual premium for its directors and officers insurance policy for the D&O Insurance Tail as disclosed in Schedule 6.7(b).

(c)           The provisions of this Section 6.7 are intended for the benefit of, and shall be enforceable by, each Person entitled to indemnification or insurance benefits under this Section 6.7, his or her heirs and his or her personal representatives.

Section 6.8  Notification of Certain Matters.  Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or nonoccurrence, of any event of which it is aware and which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.9  Estoppel Certificate.  The Company shall obtain, prior to the Effective Time, an estoppel certificate in form reasonably satisfactory to Parent from the landlord of the Company, for the property located at Building 5, Billerica Park, Billerica, MA 01862, as of the Effective Time (the “Estoppel Certificate”).

Section 6.10  Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and jointly prepare any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the rules of The NASDAQ Small Cap Market and then only with such advance notice to and consultation with the other as is practical.  The parties agree that the initial press releases to be issued with respect to the Merger contemplated by this Agreement shall be in the form as set forth in Schedule 6.10.

Section 6.11  Potential Litigation.  The Company shall give Parent the opportunity to participate fully in the conduct of the defense or the settlement of any litigation against the Company and its directors relating to the Merger or any of the transactions contemplated by this Agreement.  No settlement of any such litigation shall be agreed to without Parent’s prior written consent.

Section 6.12  Benefits and Employment.  Except as provided herein, neither the Parent nor the Surviving Corporation shall have any obligation to continue any Benefit Plans as of or subsequent to the Effective Time; and each of Parent and the Surviving Corporation shall have the right to amend, modify, or terminate any Benefit Plans at or subsequent to the Effective Time.

(a)           To the extent permitted under applicable law and Parent’s existing employee welfare benefit plans, programs and policies and Section 401(a) plans, as of and following the Effective Time, Parent shall permit employees of the Company who continue employment with Parent or any of its Subsidiaries following the date of Closing (the “Continuing Employees”), and, as applicable, their eligible dependents, to participate in the employee welfare benefit plans, programs or policies (including any vacation, sick, personal time off plans or programs) of Parent and any plan of Parent intended to qualify within the meaning of Section 401(a) of the Code on terms no less favorable than those provided to similarly situated employees of Parent.  Each such Continuing Employee shall receive credit for purposes of eligibility to participate and vesting under such plans, programs and policies for years of service with the Company prior to the date of Closing.  In addition, Parent shall (i) cause any and all pre-existing condition limitations under any group health plans of Parent in which such Continuing Employees and their eligible dependents will participate to be waived with respect to the Continuing Employees’ initial participation in such plans and (ii) will provide credit for eligibility waiting periods under such health plans for such employees’ years of service with the Company prior to the date of Closing.  Notwithstanding the foregoing, any provision of this Section 6.12(a) which would result in a duplication of benefits shall not apply.

(b)           Parent shall maintain, or cause the Surviving Corporation to maintain the severance benefits, as set forth in Schedule 6.12(b), available to Continuing Employees whose employment is terminated involuntarily by Parent or the Surviving Corporation without cause on or before the one-year anniversary of the date of Closing.  Notwithstanding anything to the contrary contained in this Section 6.12, all Continuing Employees shall be “at will” employees.

Section 6.13  Employment Agreements.  Parent shall cause the Surviving Corporation to assume and perform the obligations under the employment agreements between the Company and each of John Williams and Daniel Muehl.

Section 6.14  Fees and Expenses.  Immediately after the Effective Time (or to the extent not known at the Effective Time promptly after invoice thereof), Parent shall cause the Surviving Corporation to pay the following fees and expenses (and shall provide funds sufficient for such payment):  All fees and expenses of Jefferies and all fees and expenses of Wilson Sonsini Goodrich & Rosati.   Notwithstanding the foregoing, Parent shall have no obligation to pay the fees and expenses of Jefferies that exceed the amount set forth on Schedule 4.27. The provisions of this Section 6.14 are intended for the benefit of, and shall be enforceable by, each Person mentioned herein.

Section 6.15  Silicon Valley Bank Loan.  The Company shall cause the Obligations (as defined in the SVB Agreement) under the SVB Agreement to be paid in full and all Liens on Collateral (as defined in the SVB Agreement) to be extinguished and released, in each case as of the Closing.  Parent will provide the funds necessary to effect the payment of such Obligations as of the Closing.

ARTICLE 7

CONDITIONS PRECEDENT TO THE MERGER

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Company Charter and Company Bylaws.

(b)           Authorizations and Consents.  All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.  All necessary state securities or Blue Sky authorizations shall have been received.

(c)           No Order.  No court or other Governmental Entity having jurisdiction over the Company or Parent, shall have been enacted, issued, promulgated, enforced or entered under any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

Section 7.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)           Performance of Obligations; Representations and Warranties.  (i) Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(ii)           Except as disclosed in the Company Disclosure Schedule, each of the representations and warranties of Parent and Sub contained in this Agreement (disregarding all qualifications and exceptions contained herein relating to materiality or a Parent Material Adverse Effect or words of similar import) shall be true and correct on the date hereof and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except in a case where the failure of such representations and warranties (and the underlying causes of such failure) has not caused and would not reasonably be expected to cause a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an officer to such effect.

(b)           No Material Adverse Effect.  There shall not have occurred since the date hereof any change or event that constitutes or would reasonably be expected to cause a Parent Material Adverse Effect.

Section 7.3  Conditions to Obligations of Parent and Sub to Effect the Merger.  The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)           Performance of Obligations; Representations and Warranties.  (i)  The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(ii)           Except as disclosed in the Company Disclosure Schedule or otherwise permitted by this Agreement, each of the representations and warranties of Company contained in this Agreement (disregarding all qualifications and exceptions contained herein relating to materiality or a Company Material Adverse Effect or words of similar import) shall be true and correct on the date hereof and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except in a case where the failure of such representations and warranties (and the underlying causes of such failure) has not caused and would not reasonably be expected to cause a Company Material Adverse Effect or, in the case of the representations and warranties made in Sections 4.1, 4.3, 4.24 or 4.26, would not materially increase or reasonably be expected to materially increase the cost to Parent of effecting the transactions contemplated hereby, and, in the case of the representations and warranties made in Sections 4.2 or 4.16(c)(ii), would not increase or reasonably be expected to increase the cost to Parent of effecting the transactions contemplated hereby by more than $25,000 in the aggregate, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b)           Consents.  The Company shall have obtained the consent or approval of each Person identified on Schedule 7.3(b) in connection with the respective agreements identified thereon.

(c)           Estoppel Certificate.  The Company shall obtain, prior to the Effective Time, an estoppel certificate in form reasonably satisfactory to Parent from the landlord of the Company, for the property located at Building 5, Billerica Park, Billerica, MA 01862, as of the Effective Time (the “Estoppel Certificate”).

(d)           Dissenting Shares.  The aggregate number of Dissenting Shares shall not exceed 3% of the total number of Company Common Shares outstanding immediately prior to the Effective Time.

(e)           Certain Employees.  The  Persons set forth in Schedule 7.3(e) shall be full-time employees of the Company and there shall not have been, to the Knowledge of the Company, any indication that such Persons have terminated or intend to terminate employment with the Company.

(f)            Secretary’s Certificate.  Parent shall have received a certificate, dated as of the date of Closing, of the secretary of the Company, in form and substance reasonably satisfactory to Parent, certifying (i) the Company Charter, (ii) the Company Bylaws, (iii) a certificate of good standing for the Company duly certified by the Secretary of State of the State of Delaware, and (iv) the incumbency of each individual authorized to execute this Agreement on behalf of the Company.

(g)           Litigation.  There shall not be instituted or pending any suit, action or proceeding by any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby which is reasonably expected to cause a Company Material Adverse Effect.

(h)           Material Adverse Effect.  Since the date of this Agreement, there shall have been no events, changes, circumstances or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(i)            Termination of Baxter Distribution Agreement.  (A) The Company shall have given effective notice regarding exercise of its Repurchase Option (i.e., notice thirty (30) days prior to the repurchase date) as defined in the Baxter Distribution Agreement thereby binding Baxter to terminate the Baxter Distribution Agreement pursuant to Section 13 of Amendment D to the Baxter Distribution Agreement; and (B) there shall be no pending or threatened dispute regarding whether such notice was validly given or otherwise regarding the Baxter Distribution Agreement.

(j)            Fees and Expenses Certification. Jefferies and Wilson Sonsini Goodrich & Rosati shall provide on the date of Closing a certificate certifying their respective fees payable for all services rendered through the date of Closing in form reasonably satisfactory to Parent.

(k)           Parent shall be reasonably satisfied with the resolution of the issues identified in the comment letter dated May 31, 2005, addressed to the Company from the Division of Corporation Finance of the SEC regarding the Company’s Form 10-K for the fiscal year ended December 31, 2004.

Section 7.4  Frustration of Conditions.  Neither Parent nor the Company may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  Subject to Section 6.4(b), this Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within ten (10) days following receipt by such other party of written notice from the nonbreaching party of such failure to comply;

(c)           by either Parent or the Company if there has been a breach by the other party (any breach by Sub shall be deemed to be a breach by Parent for this purpose) of any representation or warranty that would cause any of the respective conditions set forth in Article 7 of this Agreement not to be satisfied or not to reasonably be capable of being satisfied as of the Closing;

(d)           by Parent or the Company if the Merger has not been effected on or prior to the close of business on the date that is one hundred fifty (150) days after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

(e)           by Parent or the Company if any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(f)            by Parent or the Company if the stockholders of the Company do not approve this Agreement at the Company Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if the Company has not complied with its obligations under Sections 6.1 and 6.2 or has otherwise breached in any material respect its obligations under this Agreement in any manner that would reasonably have caused the failure of the stockholder approval to be obtained at the Company Stockholder Meeting;

(g)           by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have adversely qualified, adversely modified or withdrawn its recommendation of the Merger or declaration that the Merger and the Agreement are advisable and fair to and in the best interest of the Company and its stockholders or its approval and adoption of this Agreement, or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Alternative Acquisition Proposal involving the Company or shall have resolved to do so or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails, within ten (10) Business Days of such commencement, to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) (each of the matters described in clauses (i)-(iii) is referred to herein as an “Adverse Board Recommendation”); or

(h)           by the Company, if the Board of Directors of the Company determines to approve, endorse or recommend an Alternative Acquisition Proposal that constitutes a Superior

Company Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(h), unless and until (i) three Business Days have elapsed following the delivery to Parent of a written notice of such determination and the notice and information required by Section 5.2(b); (ii) the Company has negotiated in good faith with Parent during such three Business Day Period in order to allow Parent the opportunity to submit revised terms for the Merger that are financially equal to or superior to such Superior Company Proposal, (iii) the Board of Directors of the Company determines in good faith the Superior Company Proposal continues to be a Superior Company Proposal after taking into consideration any revised terms for the Merger submitted by Parent within such three Business Day Period, and (iv) the Company pays to Parent the fee set forth in Section 6.4.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 8.2  Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the Confidentiality Agreement and Section 6.4 and Article 9, each of which shall survive the termination); provided, however, to the extent a fee is payable to Parent under Section 6.4(b), such fee shall be deemed liquidated damages payable to Parent in full satisfaction of any rights or claims of Parent in connection with this Agreement or the transactions contemplated hereby; provided, however, that if there is a willful and material breach of this Agreement by the Company, then such fee shall not be deemed liquidated damages and the Parent may exercise any and all rights or claims it may have at law or in equity, in addition to retaining the fee payable pursuant to Section 6.4(b).

Section 8.3  Procedure for Termination, Amendment, Extension or Waiver.

(a)           A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 9.9 or an extension or waiver pursuant to Section 9.10 shall, in order to be effective, be in writing and require in the case of Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1  Nonsurvival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier for delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Sub, to

Hospira, Inc.
275 N. Field Drive
Building H-1; Dept. NBUS
Lake Forest, IL 60045
Attention: Vice President, Business Development

with a copy to:

Hospira, Inc.
275 N. Field Drive
Building H-1; Dept. NBUS
Lake Forest, IL 60045
Attention: General Counsel

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: James T. Lidbury

(b)           if to the Company, to:

Physiometrix, Inc.
5 Billerica Park, 101 Billerica Avenue
North Billerica, Massachusetts 01862
Attention: Daniel Muehl

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: Christopher D. Mitchell

Section 9.3  Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, list of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.4  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  If delivered by a party, facsimile or PDF copies of manual signatures shall be binding as originals.

Section 9.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement together with all schedules and exhibits and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement, except as provided in the next sentence, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.  The parties hereto expressly intended the provisions of Sections 6.7, 6.13 and 6.14 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

Section 9.6  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or federal court of the United States of America sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any action or proceeding may be heard and determined in any such Delaware State court or, to the extent permitted by law, in such federal court.  Such party agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware state or federal court.  Such party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           EACH OF THE PARTIES HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (i) to a wholly-owned subsidiary of Parent; (ii) in connection with the assignment, transfer, sale or spin-off to a third party of substantially all of the business to which this Agreement pertains; or (iii) in the event of a merger or consolidation of Parent with another entity.

Section 9.8  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 9.9  Amendment.  This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger at the Company Stockholder Meeting, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.10  Waiver.  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized all as of the date first written above.

HOSPIRA, INC.

By:	/s/ Christopher B. Begley
Name:	Christopher B. Begley
Title:	Chief Executive Officer

PATRIOT MERGER SUBSIDIARY CORPORATION

By:	/s/ Terrence C. Kearney
Name:	Terrence C. Kearney
Title:	President

PHYSIOMETRIX, INC.

By:	/s/ John A. Williams
Name:	John A. Williams
Title:	Chief Executive Officer